QuickLinks -- Click here to rapidly navigate through this document

Exhibit 12.1

GRUPO TMM, S.A.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Amounts in thousands of US dollars)

	Six Months Ended June 30,			Year Ended December 31,
	2003		2002	2002	2001	2000	1999
Historical ratio (U.S. GAAP):
Fixed charges:
Interest costs and amortization on debt discount or premium on all indebtedness	90,001		71,896	162,498	142,036	165,767	167,919
Portion of rent expense representative of interest factor(A)	14,086		15,644	27,574	34,310	31,597	21,500

Fixed charges	104,087		87,540	190,072	176,346	197,364	189,419

Earnings:
Pretax income (loss) from continuing operations	(57,397)		(52,227)	(96,701)	(13,631)	(33,781)	70,790
Less:
Minority interest	11,419		54,570	97,418	82,714	55,945	(100,130)
Equity investee income/loss	800		1,751	2,187	459	522	1,247
Fixed charges	104,087		87,540	190,072	176,346	197,364	189,419
Amortization of capitalized interest	172		172	345	345	345	345
Distributed income of equity investees	—		1,274	1,274

	57,481		89,578	190,219	245,315	219,351	159,177
Less:
Interest capitalized
Earnings	57,481		89,578	190,219	245,315	219,351	159,177

Ratio of earnings to fixed charges	(N/A	)(B)	1.02	1.00	1.39	1.11	(N/A	)(B)

COMPUTATION OF PRO FORMA RATIO OF EARNINGS

TO FIXED CHARGES FOR

ADJUSTMENT FOR ISSUANCE OF DEBT

	Six Months Ended June 30,
	2003		2002
Pretax income from continuing operations less minority interest and equity investees plus fixed charges, amortization of capitalized interest and distributed income of equity investees	47,891		171,040
Fixed charges as above	104,087		190,072
Estimated net increase in interest and amortization of debt expense for refinancing	9,589		19,179

Total pro forma fixed charges	113,676		209,251

Pro forma ratio of earnings to fixed charges	N/A	(C)	N/A	(C)

(A)
The Company considered one third of the rent expense as imputed interest factor.

(B)
Due to the registrant's loss in the six months ended June 30, 2003 and the year ended December 31, 1999, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $46.6 million and $30.2 million, respectively, to achieve a coverage ratio of 1:1.

(C)
Due to the registrant's loss in the six months ended June 30, 2003 and 2002, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $65.8 million and $38.2 million, respectively, to achieve a coverage ratio of 1:1.

  Note: This information reflects discontinued Ports and Terminals figures.

Grupo TMM, S.A.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Amounts in thousands of dollars)

	Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002		2001	2000	1999		1998
Historical ratio (IAS GAAP):
Fixed charges:
Interest costs and amortization on debt discount or premium on all indebtedness	89,925	72,829	163,430		141,103	165,767	167,919		168,100
Portion or rent expense representative of interest factor(A)	15,448	18,045	33,194		38,839	35,653	24,148		25,104

Fixed charges	105,373	90,874	196,624		179,942	201,420	192,067		193,204

Earnings:
Pretax income (loss) from continuing operations	30,085	(9,318)	(22,808)		1,775	(15,783)	29,349		(88,118)
Less:
Minority interest	(8,548)	19,428	(3,455)		91,139	57,643	(39,873)		15,885
Equity investee income/loss	800	1,751	2,187		459	522	1,247		829
Fixed charges	105,370	90,874	196,624		179,942	201,420	192,067		193,204
Amortization of capitalized interest	172	172	345		345	345	345		345
Distributed income of equity investees	—	1,274	1,274

	126,282	100,679	169,793		272,742	243,103	180,640		122,487
Less:
Interest capitalized
Earnings	126,282	100,679	169,793		272,742	243,103	180,640		122,487

Ratio of earnings to fixed charges	1.20	1.11	(N/A	)(B)	1.52	1.21	(N/A	)(B)	(N/A	)(B)

COMPUTATION OF PRO FORMA RATIO OF EARNINGS

TO FIXED CHARGES FOR

ADJUSTMENT FOR ISSUANCE OF DEBT

	Six Months Ended June 30,
	2003	2002
Pretax income from continuing operations less minority interest and equity investees plus fixed charges, amortization of capitalized interest and distributed income of equity investees	116,693	150,614
Fixed charges as above	105,373	196,624
Estimated net increase in interest for refinancing	9,589	19,179

Total pro forma fixed charges	114,962	215,803

Pro forma ratio or earnings to fixed charges(**)	1.02	N/A	(C)

(A)
The Company considered one third of the rent expense as imputed interest factor.

(B)
Due to the registrant's loss in the years ended December 31, 2002, 1999, and 1998, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $26.8 million, $11.4 million and $70.7 million, respectively, to achieve a coverage ratio of 1:1.

(C)
Due to the registrant's loss in the six months ended June 30, 2002, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $65.2 million to achieve a coverage ratio of 1:1.

  Note: This information not reflects discontinued Ports and Terminals figures.

QuickLinks

  Exhibit 12.1
GRUPO TMM, S.A. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Amounts in thousands of US dollars)
COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES FOR ADJUSTMENT FOR ISSUANCE OF DEBT
Grupo TMM, S.A. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Amounts in thousands of dollars)
COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES FOR ADJUSTMENT FOR ISSUANCE OF DEBT